Exhibit 99

Wendy’s International, Inc. reports first-quarter results

•	Revenue increased 7.1% to a record $894 million

•	Earnings per share were $0.45

•	Company to defer adoption of SFAS 123R until 2006

      DUBLIN, Ohio (April 28, 2005) – Wendy’s International, Inc. (NYSE: WEN) today announced results for the first quarter ended April 3, 2005. The Company produced record revenue and generated diluted earnings per share (EPS) of $0.45 for the quarter.

      The Company has decided to defer its adoption of SFAS 123R (expensing for stock options) to the first quarter of 2006 due to the Securities and Exchange Commission’s April 14 announcement delaying the effective date for implementation. The Company expects further guidance regarding specific issues addressed by SFAS 123R to be forthcoming later in 2005. The Company had previously stated its intent to adopt SFAS 123R beginning in the first quarter of 2005.

      As a result of the deferred adoption of SFAS 123R, the Company’s EPS guidance for 2005 is now a range of $2.29 to $2.35, an 11% to 14% increase compared to pro forma EPS of $2.06 in the prior year (see Table 1 and Table 2 in the “Pro forma financial results” section for a reconciliation).

2005 first-quarter highlights

•	Total revenue increased 7.1%, from $835 million to $894 million.

•	Same-store sales were very strong at Tim Hortons®, but declined at Wendy’s® and Baja Fresh® Mexican Grill.

	First Quarter	First Quarter
SAME-STORE SALES	2005	2004
Wendy’s U.S. Company	-2.2%	9.1%
Wendy’s U.S. Franchise	-1.0%	7.6%
Tim Hortons Canada	5.8%	6.6%
Tim Hortons U.S.	7.7%	10.3%
Baja Fresh System	-6.1%	-4.9%

•	Wendy’s sales were impacted by exceptionally strong 2004 comps, inclement weather in various parts of the United States, and the incident that took place last month at one of its restaurants in San Jose. The Company estimates the San Jose incident impacted U.S. same-store sales by approximately 2.0% to 2.5% since late March, with the most significant impact in the Western region.

•	Pretax income was $79.5 million, down 4.3% compared to $83.1 million a year ago, and net income was $51.3 million, down 2.8% compared to $52.8 million a year ago.

•	EPS were $0.45, compared to $0.45 a year ago. The Canadian exchange rate ($1.23 versus prior year of $1.32) positively impacted 2005 first-quarter EPS by about $0.02. Also benefiting first-quarter 2005 EPS was a lower tax rate (35.5% versus 36.5% last year). Offsetting this positive impact were very high beef costs ($1.42 versus prior year of $1.34) and restricted stock expenses in the first quarter versus none in the first quarter of 2004, each of which had a $0.01 negative impact on first-quarter 2005 EPS.

•	General and administrative expenses were $75.8 million, or 8.5% of revenue, compared to $67.8 million, or 8.1% of revenue, in the prior year. The increase relates to the impact from Canadian currency, restricted stock expensing (restricted stock was not expensed until the second quarter of 2004) and slower revenue growth than in 2004. The increase was partly offset by tight control of expenses and lower performance-related bonus accruals.

•	Other income was $4.0 million compared to $210,000 in 2004, reflecting reduced expense for severance costs and legal reserves in 2005 compared to 2004.

•	The Company and its franchisees opened 77 new restaurants during the quarter. The openings consisted of 45 Wendy’s, 23 Tim Hortons and 9 Baja Fresh restaurants.

      Chairman and Chief Executive Officer Jack Schuessler said, “Tim Hortons continues to produce outstanding same-store sales results, while Wendy’s encountered the toughest comps we will face all year, as well as other unexpected challenges. The operating income results at Baja Fresh showed a $276,000 improvement in the quarter, despite sales that were below our expectations.”

      During the first quarter, Wendy’s promoted its “Combo Choices” menu innovation, which enables consumers who order Combo Meals to substitute a small chili, baked potato, Caesar side salad or regular side salad for French fries at no extra charge; its new Fresh Fruit Bowl and Cup; and its Mozzarella Cheeseburger and Mozzarella Chicken Supreme Sandwich. Wendy’s began promoting its Mediterranean Chicken Salad this week.

      Tim Hortons promoted during the first quarter its new Lemon Cranberry Muffins, Twelve-Grain Bagels, and its Creamy Mushroom Soup and Toasted Ham and Swiss Cheese sandwich combo. It also featured its annual “Roll Up the Rim to Win®” contest, which offers consumers the chance to win prizes with the purchase of a hot beverage. Tim Hortons is promoting its new Toasted Chicken Club combo during April and will promote its Iced Cappuccino during May.

      At Baja Fresh, Brion Grube, a 15-year veteran of the Wendy’s organization, was appointed Chief Executive Officer and President on April 11, replacing Bill Moreton, who is leaving the Company to move to his hometown of Chicago. Grube was most recently CEO of the Company’s Cafe Express fast-casual restaurant business. Baja Fresh is currently testing its new carnitas and its new smoky chipotle chicken quesadillas.

2005 outlook

      As previously mentioned, the Company’s 2005 EPS estimate of $2.29 to $2.35 reflects management’s decision to adopt SFAS 123R in 2006 rather than in 2005.

      “Following the SEC’s April 14 announcement, we decided to defer the adoption of SFAS 123R until 2006 to ensure we will have the benefit of the latest guidance and interpretation when we begin expensing options,” said Chief Financial Officer Kerrii Anderson.

      For the second quarter of 2005, the Company anticipates beef prices of approximately $1.52 per pound, versus $1.23 last year, which is higher than initially expected. In addition, the Company also faces difficult sales comparisons in April and May, expenses associated with the rollout of Wendy’s double-sided grill and costs for the new Tim Hortons distribution center in Canada during the second quarter of 2005.

      In the second half of the year, the Company expects strengthening sales at Wendy’s and lower beef costs.

Board approves 109th consecutive quarterly dividend

      The Board of Directors approved a quarterly dividend of $0.135 per share, payable on May 23 to shareholders of record on May 9. It will be the Company’s 109th consecutive dividend payment to shareholders. The Company announced in February a 12.5% increase in its annual dividend rate, from 48 to 54 cents per share, following a 100% increase in the dividend in 2004.

Pro forma financial results

      The Company reported diluted EPS of $0.45 for the full year 2004. The 2004 reported EPS results include the impact of a goodwill impairment charge related to Baja Fresh. Excluding this item, the Company realized Pro Forma EPS of $2.06 (see Table 1 below).

Table 1: Reconciliation of 2004 EPS

2004 reported diluted EPS:	$0.45

Goodwill charge:	$(1.61)

2004 Pro Forma EPS:	$2.06

Table 2: Reconciliation of 2005 EPS guidance

Original 2005 guidance, including impact of stock option expensing:	$2.17 to $2.23

Impact of stock option expensing included in original 2005 guidance:	$0.12

2005 EPS guidance:	$2.29 to $2.35

      The Company believes that presenting its 2004 financial results excluding the non-cash write-down for the reduction in the goodwill of Baja Fresh provides investors with a meaningful perspective of the current underlying operating performance of the Enterprise. Management uses EPS excluding the goodwill write-down as an internal measure of business operating performance and as the baseline for improved performance in 2005.

First Quarter conference call and webcast set for April 28

      Management will host a conference call today (April 28) beginning at 12:00 p.m. (Eastern) to discuss 1st quarter business results. Investors and the public may participate in the conference call in either one of the following ways:

•	Phone Call: The dial-in number is 877-572-6014 (domestic) or 706-679-4852 (international). No need to register in advance.

•	Simultaneous Web Cast: Available at www.wendys-invest.com. The call will also be archived at that site.

Wendy’s International, Inc. overview

      Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,700 total restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	4/3/2005	3/28/2004	$ Change	% Change
REVENUES
Retail sales	$724,547	$676,612	$47,935	7.1%
Franchise revenues	169,626	158,141	11,485	7.3%

TOTAL REVENUES	894,173	834,753	59,420	7.1%

COSTS & EXPENSES
Cost of sales	482,814	441,832	40,982	9.3%
Company restaurant operating costs	164,771	151,271	13,500	8.9%
Operating costs	36,182	35,574	608	1.7%
Depreciation of property & equipment	48,718	44,824	3,894	8.7%
General & administrative expenses	75,844	67,750	8,094	11.9%
Other income	(3,968)	(210)	(3,758)	N/M

TOTAL COSTS & EXPENSES	804,361	741,041	63,320	8.5%

OPERATING INCOME	89,812	93,712	(3,900)	-4.2%

Interest expense	(11,534)	(11,704)	170	1.5%
Interest income	1,189	1,070	119	11.1%

PRETAX INCOME	79,467	83,078	(3,611)	-4.3%

INCOME TAXES	28,211	30,323	(2,112)	-7.0%

NET INCOME	$51,256	$52,755	($1,499)	-2.8%

Diluted earnings per common share	$0.45	$0.45	$0.00	0.0%

Diluted shares	114,596	116,606	(2,010)	-1.7%

N/M — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 3,	January 2,
	2005	2005
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$138,864	$176,749
Accounts receivable, net	119,802	127,158
Notes receivable, net	11,023	11,626
Deferred income taxes	26,393	27,280
Inventories and other	62,811	56,010
Advertising fund restricted assets	70,388	60,021

	429,281	458,844

Property and equipment	3,381,191	3,362,158
Accumulated depreciation	(1,048,332)	(1,012,338)

	2,332,859	2,349,820

Notes receivable, net	12,860	12,652

Goodwill	159,941	166,998

Deferred income taxes	7,444	6,772

Intangible assets, net	44,560	41,787

Other assets	157,068	160,671

	$3,144,013	$3,197,544

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 3,	January 2,
	2005	2005
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$124,035	$197,247
Accrued expenses:
Salaries and wages	37,712	46,971
Taxes	100,266	108,025
Insurance	54,886	53,160
Other	96,744	92,838
Advertising fund restricted liabilities	70,388	60,021
Current portion of long-term obligations	105,809	130,125

	589,840	688,387

Long-term obligations
Term debt	537,678	538,055
Capital leases	54,563	55,552

	592,241	593,607

Deferred income taxes	110,253	109,674
Other long-term liabilities	89,734	90,187

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share,
Authorized: 200,000,000 shares,
Issued: 118,758,000 and 118,090,000 shares, respectively	11,876	11,809
Capital in excess of stated value	135,647	111,286
Retained earnings	1,736,868	1,700,813
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	93,881	102,950
Minimum pension liability	(913)	(913)

	1,977,359	1,925,945

Treasury stock, at cost:
5,681,000 and 5,681,000 shares, respectively	(196,819)	(195,124)
Unearned compensation — restricted stock	(18,595)	(15,132)

	1,761,945	1,715,689

	$3,144,013	$3,197,544

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

				Increase (Decrease)
(in thousands):	Quarter Ended			From Prior Year
		% of		% of
	April 3, 2005	Total	March 28, 2004	Total	Dollars	Percentage
Retail Sales
Wendy’s	$514,034	70.9%	$507,453	75.0%	$6,581	1.3%
Tim Hortons	162,144	22.4%	124,324	18.4%	37,820	30.4%
Developing Brands*	48,369	6.7%	44,835	6.6%	3,534	7.9%

	$724,547	100.0%	$676,612	100.0%	$47,935	7.1%

Franchise Revenues
Wendy’s	$74,833	44.1%	$72,403	45.8%	$2,430	3.4%
Tim Hortons	92,745	54.7%	83,423	52.7%	9,322	11.2%
Developing Brands*	2,048	1.2%	2,315	1.5%	(267)	-11.5%

	$169,626	100.0%	$158,141	100.0%	$11,485	7.3%

Total Revenues
Wendy’s	$588,867	65.9%	$579,856	69.5%	$9,011	1.6%
Tim Hortons	254,889	28.5%	207,747	24.9%	47,142	22.7%
Developing Brands*	50,417	5.6%	47,150	5.6%	3,267	6.9%

	$894,173	100.0%	$834,753	100.0%	$59,420	7.1%

*Developing Brands include Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

(in thousands):	Quarter Ended				Change
		% of		% of
	April 3, 2005	Revenues	March 28, 2004	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$43,938	7.5%	$59,136	10.2%	$(15,198)	-25.7%
Tim Hortons	62,544	24.5%	52,672	25.4%	9,872	18.7%
Developing Brands*	(3,455)	-6.9%	(3,098)	n/m	(357)	-11.5%

Segment operating income	$103,027	11.5%	$108,710	13.0%	$(5,683)	-5.2%
Corporate charges**	$(13,215)	-1.5%	$(14,998)	-1.8%	$1,783	-11.9%

Operating income	$89,812	10.0%	$93,712	11.2%	$(3,900)	-4.2%

n/m —	not meaningful. Prior to acquiring a 70% controlling interest on February 2, 2004, Cafe Express was accounted for using the equity method and Cafe Express revenues were not included in the Company’s financial statements.

*	Developing Brands include Baja Fresh and Cafe Express.

**	Corporate charges include certain overhead costs which are not allocated to individual segments.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
RATIOS

	As of	As of
	April 3, 2005	March 28, 2004
Debt to Equity	34	39
Debt to Total Capitalization	25	28

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	April 3, 2005	January 2, 2005	From Prior Quarter	March 28, 2004	From Prior Year
Wendy’s
U.S.
Company	1,332	1,328	4	1,304	28
Franchise	4,628	4,607	21	4,475	153

	5,960	5,935	25	5,779	181

Canada
Company	154	154	0	148	6
Franchise	230	230	0	219	11

	384	384	0	367	17

Other International
Company	5	5	0	5	0
Franchise	350	347	3	349	1

	355	352	3	354	1

Total Wendy’s
Company	1,491	1,487	4	1,457	34
Franchise	5,208	5,184	24	5,043	165

	6,699	6,671	28	6,500	199

Tim Hortons
U.S.
Company	67	67	0	28	39
Franchise	193	184	9	156	37

	260	251	9	184	76

Canada
Company	33	31	2	30	3
Franchise	2,445	2,439	6	2,328	117

	2,478	2,470	8	2,358	120

Total Tim Hortons
Company	100	98	2	58	42
Franchise	2,638	2,623	15	2,484	154

	2,738	2,721	17	2,542	196

Baja Fresh
U.S.
Company	146	144	2	138	8
Franchise	154	151	3	156	(2)

Total Baja Fresh	300	295	5	294	6

Cafe Express
U.S.
Company	19	19	0	18	1

Total Cafe Express	19	19	0	18	1

Total System
Company	1,756	1,748	8	1,671	85
Franchise	8,000	7,958	42	7,683	317

	9,756	9,706	50	9,354	402

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also include in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.